UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. 17)*


                                 CRYSTAL OIL COMPANY
          _________________________________________________________________
                                   (Name of Issuer)


                    $.06 Senior Convertible Voting Preferred Stock
          _________________________________________________________________
                            (Title of Class of Securities


                                      229385307
                             ____________________________
                                    (CUSIP Number)


                                    Brent D. Baird
                                  1350 One M&T Plaza
                   Buffalo, New York  14203 (Phone: (716) 849-1484)
          _________________________________________________________________
                    (Name, Address and Telephone Number of Person
                  Authorized to Receive Notices and Communications)


                                  FEBRUARY 18, 1997
                               _______________________
                         (Date of Event which Requires Filing
                                  of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this
          Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box __.

          Check the following box if a fee is being paid with the statement. __. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     SCHEDULE 13D
                                   Amendment No. 17

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Aries Hill Corp.

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       971,900
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              971,900

                         10.  SHARED DISPOSITIVE POWER
                              -0-


          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               971,900

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                              ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.572%

          14.  TYPE OF REPORTING PERSON*

               CO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Bridget B. Baird, as Successor Trustee under an Agreement with Cameron Baird dated 12/23/38

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       1,400,200
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              1,400,200

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,400,200

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               9.468%

          14.  TYPE OF REPORTING PERSON*

               00, IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Jane D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       1,106,800
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              1,106,800

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,106,800

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.484%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Anne S. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       210,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              210,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               210,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                              ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.420%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Brent D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       194,955
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              194,955

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               194,955

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.318%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brian D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       205,500
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              205,500

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               205,500

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.390%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bridget deM. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       75,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              75,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               75,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                              ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.507%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Cameron D. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       146,300
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              146,300

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               146,300

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.990%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Brenda B. Senturia

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       100,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              100,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               100,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.676%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bridget B. Baird, individually

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       165,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              165,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               165,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                              ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.116%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Bridget B. Baird, as Custodian for Alexis B. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       30,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              30,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               30,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.203%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bridget D. Baird, as Custodian for Cameron B. Blevins

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       30,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              30,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               30,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.203%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Bruce C. Baird

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       50,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              50,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               50,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.338%

          14.  TYPE OF REPORTING PERSON*

               IN
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               The Cameron Baird Foundation

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               PF

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       1,623,821
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              1,623,821

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,623,821

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                              ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.980%

          14.  TYPE OF REPORTING PERSON*

               00
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or Identification No. of above person (optional)

               Belmont Contracting Co., Inc.

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)___
                                                                  (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       50,000
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              50,000

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               50,000

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.338%

          14.  TYPE OF REPORTING PERSON*

               CO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

          CUSIP NO. 229385307

          1.   Name of Reporting Person
               SS or IRS Identification No. of above person (optional)

               Citizens Growth Properties

          2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)___
                                                                   (b)_X_

          3.   SEC USE ONLY

          4.   SOURCE OF FUNDS*

               WC

          5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                        ____

          6.   CITIZENSHIP OR PLACE OF ORGANIZATION

               Ohio

          NUMBER OF SHARES    7.   SOLE VOTING POWER
          BENEFICIALLY OWNED       66,300
          BY EACH REPORTING
          PERSON WITH         8.   SHARED VOTING POWER
                                   -0-

                         9.   SOLE DISPOSITIVE POWER
                              66,300

                         10.  SHARED DISPOSITIVE POWER
                              -0-

          11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               66,300

          12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                   ____

          13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.448%

          14.  TYPE OF REPORTING PERSON*

               CO
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     SCHEDULE 13D
                                   AMENDMENT NO. 17

          INTRODUCTION

                    The acquisition of 6,255,676 shares ("Shares") of $.06 Senior Convertible Voting Preferred Stock ("Senior Preferred Stock") of Crystal Oil Company (the "Issuer") was previously reported in Schedule 13D Amendment No. 16 ("Amendment No. 16"), which was filed with the Securities and Exchange Commission on March 18, 1996. Since the filing of Amendment No. 16, there have been purchases, gifts, and other transfers of Shares, and updated information is hereinafter provided. The number of Shares now held by the Reporting Persons are 6,425,776 Shares.

                    The Cover Pages for the Reporting Persons are hereby amended to read as shown in this Amendment No. 17. Items 3 and 5 are hereby amended as shown in this Amendment No. 17. All other Items remain unchanged from the previous filing of this Schedule 13D, as amended.

                    NOTE: THE EXECUTION AND SUBMISSION OF THIS STATEMENT SHALL NOT BE CONSTRUED AS A STATEMENT OR ADMISSION THAT THE REPORTING PERSONS (I) ARE ACTING AS A GROUP IN THE ACQUISITION OF THE SHARES, (II) COLLECTIVELY CONSTITUTE A "PERSON" WITHIN THE MEANING OF SECTION 13(D)(3) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT"), OR (III) FOR THE PURPOSES OF SECTION 13(D) OF THE ACT, ARE THE BENEFICIAL OWNERS OF ANY SHARES OTHER THAN THE SHARES IN WHICH EACH PERSON IS SPECIFICALLY IDENTIFIED IN THIS STATEMENT TO HAVE A BENEFICIAL INTEREST.

         ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                    The Shares purchased by Aries Hill Corp., Belmont Contracting Co., Inc., and Citizens Growth Properties were purchased with its working capital. All other Shares were purchased with the respective funds of the Reporting Persons. All purchases of Shares by the Reporting Persons were made by purchase at prevailing market prices on the Pacific Stock Exchange. The total amount paid for the Shares by the Reporting Persons to date is approximately $1,810,874. The foregoing amount does not include stock brokerage commissions.


          ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          (a) The Reporting Persons hereby report beneficial ownership, in the manner hereinafter described, of 6,425,776 Shares.

               Such Shares are held as follows:

                                                             Percentage of
                                                Number Of      Outstanding
          Shares Held in the Name of               Shares         Security

          Aries Hill Corp.                        971,900           6.572%

          Bridget B. Baird,
          Successor Trustee                     1,400,200           9.468%

          Jane D. Baird                         1,106,800           7.484%

          Anne S. Baird                           210,000           1.420%

          Brent D. Baird                          194,955           1.318%

          Brian D. Baird                          205,500           1.390%

          Bridget deM. Baird                       75,000           0.507%

          Cameron D. Baird                        146,300           0.990%

          Brenda B. Senturia                      100,000           0.676%

          Bridget B. Baird, individually          165,000           1.116%

          Bridget B. Baird, as Custodian
          for Alexis B. Baird                      30,000           0.203%

          Bridget B. Baird, as
          Custodian for
          Cameron B. Blevins                       30,000           0.203%

          Bruce C. Baird                           50,000           0.338%

          The Cameron Baird Foundation          1,623,821          10.980%

          Belmont Contracting Co., Inc.            50,000           0.338%

          Citizens Growth Properties               66,300           0.448%
                                                   ______           ______

                                    TOTAL       6,425,776          43.451%


             NOTE: The foregoing percentages assume that the number of Shares of the Issuer outstanding is 14,788,328 Shares (as reported in the Issuer's Form 10-Q as of September 30, 1996).

          (b) For each person named in paragraph (a), that person has sole voting and sole dispositive power over the Shares enumerated in paragraph (a).

          (c) The following purchases of the Shares were effected during the past sixty days:

                                                   Price/Share
                                                   (in Dollars
                                                   Commissions
          Purchase In                  Number of   not             Transaction
          The Name Of      Date        Shares      included)      Made Through

          Aries Hill       1/7/97         700       1/2         Fahnestock & Co
          Corp.            1/10/97      2,000       1/2         Fahnestock & Co
                           1/15/97        900       1/2         Fahnestock & Co
                           1/28/97        100       1/2         Fahnestock & Co
                           2/6/97       1,800       1/2         Fahnestock & Co
                           2/18/97     13,100       1/2         Fahnestock & Co

          Jane D. Baird    2/18/97        900       1/2         Fahnestock & Co
                           2/24/97        800       1/2         Fahnestock & Co


          (d) Not applicable

          (e) Not applicable

                                      SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


          DATED:  February 25, 1997.


          ARIES HILL CORPORATION             THE CAMERON BAIRD FOUNDATION


          By: s/ Brian D. Baird              By: s/ Brian D. Baird
                 Brian D. Baird, Secretary          Brian D. Baird, Trustee



          CITIZENS GROWTH PROPERTIES         BELMONT CONTRACTING CO., INC.


          By: s/ Brian D. Baird              By: s/ Brian D. Baird
                 Brian D. Baird, Secretary        Brian D. Baird, Secretary


          Bridget B. Baird, as Successor Trustee under an Agreement with Cameron Baird dated 12/23/38; Jane D. Baird; Anne S. Baird; Brent
          D. Baird; Bridget deM. Baird; Cameron D. Baird; Brenda B. Senturia; Bridget B. Baird, individually and as custodian for Alexis B. Baird and Cameron B. Blevins; and Bruce C. Baird.

          By:  s/ Brian D. Baird
                  Brian D. Baird, as Attorney-in-fact*



          s/ Brian D. Baird
          Brian D. Baird

          * Powers of attorney have been previously filed with the Securities and Exchange Commission.